EXHIBIT 99.1
                                  NETZEE, INC.

                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1998, AND 1999

                               TABLE OF CONTENTS

                                                                                                  PAGE
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS .......................................................   F-2

CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheets as of December 31, 1998 and 1999 ................................   F-3
   Consolidated Statements of Operations for the years ended December 31, 1997 and 1998, for the period from January 1, 1999 to February 28, 1999 and for the period from
     March 1, 1999 to December 31, 1999 ........................................................   F-4
   Consolidated Statements of Changes in Shareholders' (Deficit) Equity for the years ended
     December 31, 1997 and 1998, for the period from January 1, 1999 to February 28, 1999
     and for the period from March 1, 1999 to December 31, 1999 ................................   F-5
   Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1998, for the period from January 1, 1999 to February 28, 1999 and for the period from
     March 1, 1999 to December 31, 1999 ........................................................   F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .....................................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Netzee, Inc.:

         We have audited the accompanying consolidated balance sheet of NETZEE, INC. (a Georgia corporation, formerly Direct Access Interactive, Inc.) AND SUBSIDIARIES as of December 31, 1999 and the related consolidated statement of operations, shareholders' equity, and cash flows for the period from March 1, 1999 to December 31, 1999, and the consolidated balance sheet of the predecessor (Direct Access Interactive, Inc.) as of December 31, 1998 and the related consolidated statements of operations, shareholders' (deficit) and cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netzee, Inc. and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the period from March 1, 1999 to December 31, 1999, and the financial position of the predecessor (Direct Access Interactive, Inc.) as of December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to February 28, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 8, 2000 (except with respect to the matters discussed in Note 16, as to which the date is March 24, 2000)

         The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Under the purchase method, assets and liabilities are recorded at their estimated fair value at the date of purchase. Accordingly, the accompanying consolidated financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
          (Formerly Direct Access Interactive, Inc. ("Predecessor"))

                           CONSOLIDATED BALANCE SHEETS

                                                                                     Predecessor              Netzee, Inc.
                                                                                     -----------              ------------
                                                                                  December 31, 1998        December 31, 1999
                                                                                  -----------------        -----------------
                                       ASSETS
Current assets:
   Cash and cash equivalents ................................................       $     13,985             $ 11,255,099
   Accounts receivable, net of allowance for doubtful accounts of $10,000 and
     $242,750 at December 31, 1998 and 1999, respectively ...................             35,780                2,496,953
   Leases receivable, current ...............................................                  0                  330,191
   Prepaid and other current assets .........................................                  0                  503,364
                                                                                    ------------             ------------
          Total current assets ..............................................             49,765               14,585,607
Property and equipment, net .................................................             43,892                6,938,710
Intangible assets, net of accumulated amortization of $0 and $12,756,780 at
   December 31, 1998 and 1999, respectively .................................                  0              120,611,688
Leases receivable, net of current portion ...................................                  0                  922,788
Other non-current assets ....................................................                  0                  185,463
                                                                                    ------------             ------------
          Total assets ......................................................       $     93,657             $143,244,256
                                                                                    ============             ============


                 LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current liabilities:
   Accounts payable and accrued liabilities .................................        $   165,089              $ 4,234,307
   Line of credit ...........................................................            199,973                        0
   Current portion of related-party loans from shareholder ..................             79,500                        0
   Deferred revenue .........................................................            103,913                5,425,278
   Note payable .............................................................                  0                  103,462
   Other current liabilities ................................................                  0                   24,200
                                                                                    ------------             ------------
          Total current liabilities .........................................            548,475                9,787,247
Related-party borrowings ....................................................                  0               10,956,930
Note payable, net of current portion ........................................                  0                1,215,673
Deferred revenue, net of current portion ....................................                  0                  904,032
                                                                                    ------------             ------------
          Total liabilities .................................................            548,475               22,863,882
                                                                                    ============             ============

Commitments and contingencies

Shareholders' (deficit) equity:
   Preferred stock, no par value; 5,000,000 shares authorized:
  Series A 8% convertible preferred stock, no par value, $13 stated value; 0 shares and 500,000 shares authorized at December 31, 1998 and 1999, respectively; 0 and 500,000 shares issued and outstanding at
    December 31, 1998 and 1999, respectively ................................                  0                6,500,000
Common stock, no par value; 40,000,000 shares authorized, 8,000,000 shares issued and outstanding at December 31, 1998; 70,000,000 shares authorized, 20,395,855 shares issued and outstanding at December 31,
  1999 ......................................................................             50,871              148,056,611
Notes receivable from shareholders ..........................................                  0               (3,314,799)
Deferred stock compensation .................................................                  0               (8,547,212)
Warrants outstanding for the purchase of 0 shares and 461,876 shares at
  December 31, 1998 and 1999, respectively ..................................                  0                4,618,760
Accumulated deficit .........................................................           (505,689)             (26,932,986)
                                                                                    ------------             ------------
       Total shareholders' (deficit) equity .................................           (454,818)             120,380,374
                                                                                    ------------             ------------
       Total liabilities and shareholders' (deficit) equity .................       $     93,657             $143,244,256
                                                                                    ============             ============

The accompanying notes are an integral part of these consolidated balance sheets.

         The year ended December 31, 1999 is presented in two columns below due to the acquisition of the predecessor on March 9, 1999, which established a new basis of accounting for certain assets and liabilities of Netzee, Inc. The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying consolidated financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
          (Formerly Direct Access Interactive, Inc. ("Predecessor"))

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                         Netzee, Inc
                                                                Predecessor                           ----------------
                                              -----------------------------------------------------       For the
                                                                                      For the           Period from
                                               Year Ended        Year Ended         Period from       March 1, 1999 to
                                              December 31,      December 31,     January 1, 1999 to     December 31,
                                                  1997              1998         February 28, 1999          1999
                                              ------------      ------------     ------------------   ----------------
Revenues:
   Monthly maintenance and service ........   $     59,013      $    136,141        $     33,082        $  1,737,592
   License, hardware and implementation ...        583,086           454,871              57,080             522,159
                                              ------------      ------------        ------------        ------------
          Total revenues ..................        642,099           591,012              90,162           2,259,751
                                              ------------      ------------        ------------        ------------
Operating expenses:
   Costs of service, license, hardware,
     implementation and maintenance .......        422,375           465,577              44,358           1,913,960
   Selling and marketing ..................         77,050           110,603              12,350           2,575,257
   General and administrative, excluding
     amortization of stock-based
     compensation .........................        231,147           331,810              49,399           1,844,629
   Amortization of stock-based
     compensation .........................              0                 0                   0           4,591,888
   Depreciation ...........................         10,547            14,736               2,476             190,524
   Amortization ...........................              0                 0                   0          12,863,016
                                              ------------      ------------        ------------        ------------
          Total operating expenses ........        741,119           922,726             108,583          23,979,274
                                              ------------      ------------        ------------        ------------
Operating loss ............................        (99,020)         (331,714)            (18,421)        (21,719,523)
Interest expense, net .....................           (117)          (20,147)             (3,469)           (670,503)
                                              ------------      ------------        ------------        ------------
Loss before extraordinary loss ............        (99,137)         (351,861)            (21,890)        (22,390,026)
Extraordinary loss ........................              0                 0                   0          (4,518,760)
                                              ------------      ------------        ------------        ------------
Net loss before preferred dividends .......        (99,137)         (351,861)            (21,890)        (26,908,786)
Preferred dividends .......................              0                 0                   0             (24,200)
                                              ------------      ------------        ------------        ------------
Net loss attributable to common
   shareholders ...........................   $    (99,137)     $   (351,861)       $    (21,890)       $(26,932,986)
                                              ============      ============        ============        ============
Basic and diluted loss per share before
   extraordinary item .....................   $      (0.01)     $      (0.04)                           $      (1.94)
Extraordinary loss per share ..............              0                 0                                   (0.40)
                                              ------------      ------------                            ------------
Basic and diluted net loss per share ......   $      (0.01)     $      (0.04)                           $      (2.34)
                                              ============      ============                            ============
Weighted average common shares
   outstanding ............................      8,000,000         8,000,000                              11,542,034
                                              ============      ============                            ============

 The accompanying notes are an integral part of these consolidated statements.

         The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying consolidated financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
          (Formerly Direct Access Interactive, Inc. ("Predecessor"))
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT) EQUITY

                                   Preferred Stock                   Common Stock                           Shareholders'
                             ---------------------------       -------------------------                       Notes
                               Shares          Amount           Shares         Amount         Warrants       Receivable
                             -----------   -------------       ---------   -------------   -------------    -------------
Predecessor:
Balance, December 31,
   1996 ................               0   $           0       2,000,000   $      50,871   $           0    $           0
                             -----------   -------------       ---------   -------------   -------------    -------------
   Net loss ............               0               0               0               0               0                0
Balance, December 31,
   1997 ................               0               0       2,000,000          50,871               0                0
   Net loss ............               0               0               0               0               0                0
                             -----------   -------------       ---------   -------------   -------------    -------------
Balance, December 31,
   1998 ................               0               0       2,000,000          50,871               0                0
   Net loss ............               0               0               0               0               0                0
                             -----------   -------------       ---------   -------------   -------------    -------------
Balance, February 28,
   1999 ................               0   $           0       2,000,000   $      50,871   $           0    $           0
                             ===========   =============       =========   =============   =============    =============
----------------------------------------------------------------------------------------------------------------------------
Netzee, Inc.:
Initial InterCept
   investment, March 9,
   1999 ................               0   $           0       8,000,000   $   1,379,965   $           0    $           0
Issuance of common
   stock for notes
   receivable ..........               0               0       1,555,000       3,110,000               0       (3,110,000)
Capital contributions ..               0               0               0       1,990,556               0                0
Issuance of common
   stock in connection
   with acquisitions  ..               0               0       6,122,238      71,884,011               0                0
Issuance of common
   stock in connection
   with marketing
   agreements ..........               0               0         128,617       1,479,096               0                0
Deferred stock-based
   compensation ........               0               0         160,000      13,224,100               0          (85,000)
Amortization of deferred
   stock-based
   compensation ........               0               0               0               0               0                0
Stock options exercised
   for note receivable..               0               0          30,000          93,300               0         (93,300)
Payment of shareholder
   note ................               0               0               0               0               0           85,000
Interest on shareholder
   notes ...............               0               0               0               0               0         (111,499)
Issuance of warrants to
   purchase common
   stock ...............               0               0               0               0       4,618,760                0
Initial public offering
   proceeds, net of
   expenses ............               0               0       4,400,000      54,895,583               0                0
Issuance of preferred
   stock in connection
   with acquisition ....         500,000       6,500,000               0               0               0                0
Net loss attributable to
   common shareholders .               0               0               0               0               0                0
                             -----------   -------------       ---------   -------------   -------------    -------------
Balance, December 31,
   1999 ................         500,000   $   6,500,000      20,395,855   $ 148,056,611   $   4,618,760    $  (3,314,799)
                             ===========   =============       =========   =============   =============    =============



                                Deferred                           Total
                                  Stock        Accumulated     Shareholders'
                              Compensation       Deficit      (Deficit)Equity
                             -------------    -------------   ---------------
Predecessor:
Balance, December 31,
   1996 ................     $           0    $     (54,691)   $      (3,820)
                             -------------    -------------    -------------
   Net loss ............                 0          (99,137)         (99,137)
Balance, December 31,
   1997 ................                 0         (153,828)        (102,957)
   Net loss ............                 0         (351,861)        (351,861)
                             -------------    -------------    -------------
Balance, December 31,
   1998 ................                 0         (505,689)        (454,818)
   Net loss ............                 0          (21,890)         (21,890)
                             -------------    -------------    -------------
Balance, February 28,
   1999 ................     $           0    $    (527,579)   $    (476,708)
                             =============    =============    =============
----------------------------------------------------------------------------
Netzee, Inc.:
Initial InterCept
   investment, March 9,
   1999 ................     $           0    $           0    $   1,379,965
Issuance of common
   stock for notes
   receivable ..........                 0                0                0
Capital contributions ..                 0                0        1,990,556
Issuance of common
   stock in connection
   with acquisitions ...                 0                0       71,884,011
Issuance of common
   stock in connection
   with marketing
   agreements ..........                 0                0        1,479,096
Deferred stock-based
   compensation ........       (13,139,100)               0                0
Amortization of deferred
   stock-based
   compensation ........         4,591,888                0        4,591,888
Stock options exercised
   for note receivable .                 0                0                0
Payment of shareholder
   note ................                 0                0           85,000
Interest on shareholder
   notes ...............                 0                0         (111,499)
Issuance of warrants to
   purchase common
   stock ...............                 0                0        4,618,760
Initial public offering
   proceeds, net of
   expenses ............                 0                0       54,895,583
Issuance of preferred
   stock in connection
   with acquisition ....                 0                0        6,500,000
Net loss attributable to
   common shareholders .                 0      (26,932,986)     (26,932,986)
                             -------------    -------------    -------------
Balance, December 31,
   1999 ................     $  (8,547,212)   $ (26,932,986)   $ 120,380,374
                             =============    =============    =============


 The accompanying notes are an integral part of these consolidated statements.

         The year ended December 31, 1999 is presented in two columns below due to the acquisition of the predecessor on March 9, 1999, which established a new basis of accounting for certain assets and liabilities of Netzee, Inc. The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying consolidated financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
          (Formerly Direct Access Interactive, Inc. ("Predecessor"))

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Predecessor                        Netzee, Inc.
                                                           -------------------------------------------------   -----------------
                                                              For the        For the          For the               For the
                                                            Year Ended      Year Ended       Period from          Period from
                                                           December 31,    December 31,   January 1, 1999 to    March 1, 1999 to
                                                               1997            1998        February 28, 1999   December 31, 1999
                                                           ------------    ------------    -----------------   -----------------
Cash flows from operating activities:
   Net loss ............................................   $    (99,137)   $   (351,861)     $    (21,890)       $(26,932,986)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization .....................         10,547          14,736             2,476          13,053,540
     Stock-based compensation expense  ................               0               0                 0           4,591,888
     Extraordinary loss ................................              0               0                 0           4,518,760
     Interest income on shareholder notes ..............              0               0                 0            (111,499)
     Changes in assets and liabilities, net of
        effect of acquisitions:
        Accounts receivable ............................         (9,222)        (16,558)           12,606          (2,008,746)
        Leases receivable ..............................              0               0                 0            (198,873)
        Prepaid and other current assets ...............              0               0                 0            (303,528)
        Accounts payable and accrued liabilities .......         13,783          92,794           (42,889)          3,238,796
        Deferred revenue ...............................         50,953          35,375            41,222           1,602,925
        Other current liabilities ......................              0               0                 0              24,200
                                                           ------------    ------------      ------------        ------------
          Net cash used in operating activities ........        (33,076)       (225,514)           (8,475)         (2,525,523)
                                                           ------------    ------------      ------------        ------------
Cash flows from investing activities:
   Acquisitions, net of cash acquired ..................              0               0                 0         (48,938,638)
   Purchase of property, equipment and
     capitalized software ..............................         (1,969)        (18,031)                0          (4,233,946)
                                                           ------------    ------------      ------------        ------------
          Net cash used in investing activities ........         (1,969)        (18,031)                0         (53,172,584)
                                                           ------------    ------------      ------------        ------------
Cash flows from financing activities:
   Contributions from shareholder ......................              0               0                 0           1,240,556
   Borrowings from shareholder .........................              0               0                 0          41,830,132
   Payments on borrowings from shareholder .............              0               0                 0         (31,524,798)
   Increase (decrease) in line of credit ...............              0         199,973                 0            (277,473)
   Payments on note payable ............................              0               0                 0             (25,865)
   Sale of common stock ................................              0               0                 0          55,707,144
   Increase (decrease) in related-party loans
     from shareholder of predecessor entity ............         50,000          29,500            (2,000)                  0
                                                           ------------    ------------      ------------        ------------
          Net cash provided by (used in)
             financing activities ......................         50,000         229,473            (2,000)         66,949,696
                                                           ------------    ------------      ------------        ------------
Net increase (decrease) in cash and cash
   equivalents .........................................         14,955         (14,072)          (10,475)         11,251,589
Cash and cash equivalents, beginning of period .........         13,102          28,057            13,985               3,510
                                                           ------------    ------------      ------------        ------------
Cash and cash equivalents, end of period ...............   $     28,057    $     13,985      $      3,510        $ 11,255,099
                                                           ============    ============      ============        ============

 The accompanying notes are an integral part of these consolidated statements.

                                  NETZEE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1998 and 1999

1. ORGANIZATION AND NATURE OF BUSINESS

         Netzee, Inc. is a provider of Internet banking products and services and Internet commerce solutions to small and mid-sized banks, thrifts and credit unions, typically with assets of less than $10 billion. We provide solutions that enable financial institutions to offer their customers a wide array of financial products and services over the Internet. We also offer financial institutions custom web site design, implementation and marketing services, telephone banking products, regulatory reporting and support applications, and Internet access services.

         Direct Access Interactive, Inc. ("Direct Access" or the
"Predecessor") was incorporated on October 10, 1996. On March 9, 1999, Direct Access was purchased by The InterCept Group, Inc. ("InterCept"). Direct Access was operated as a separate subsidiary of InterCept. On August 6, 1999, Direct Access purchased the remote banking operations of SBS Corporation ("SBS"). Direct Access was later merged with and into Netzee. On September 3, 1999, we purchased the Internet banking divisions (collectively, the "Divisions") of TIB The Independent BankersBank ("TIB") and The Bankers Bank, and we acquired Dyad Corporation and subsidiaries ("Dyad") and Call Me Bill, LLC ("Call Me Bill"). On December 15, 1999, we purchased DPSC Software, Inc. ("DPSC"). SBS, TIB, The Bankers Bank, Dyad, Call Me Bill and DPSC are collectively referred to as the "Acquired Entities."

         In November 1999, we completed our initial public offering. We issued 4,400,000 shares of common stock (including the exercise of a portion of the underwriter's over-allotment option) at an offering price of $14 per share. Net proceeds from the offering were approximately $54.9 million after deducting underwriters' discounts, commissions and expenses of the offering. We used the proceeds to repay principal and accrued interest owed to InterCept, to repay working capital advances and accrued interest to InterCept and to acquire DPSC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The consolidated financial statements for the period from March 1, 1999 to December 31, 1999 include the accounts of our company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The consolidated financial statements of the Predecessor and our company are not comparable in all material respects, since those financial statements report the financial position, results of operations, and cash flows on a different basis of accounting. Although Direct Access was acquired on March 9, 1999, the accompanying financial statements for the year ended December 31, 1999 are presented as if the acquisition occurred on the close of business on February 28, 1999 instead of March 9, 1999. The operations between March 1, 1999 and March 9, 1999 were not material. The accompanying financial statements prior to February 28, 1999 present the financial position and the results of operations and cash flows of Direct Access, the predecessor to our company.

         The Acquired Entities noted above were accounted for using the purchase method of accounting. Accordingly, the results of operations of the Acquired Entities have been included in the consolidated financial statements from their respective dates of acquisition.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                                  NETZEE, INC.

reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         We consider all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Subsequent to March 9, 1999, acquisition property and equipment are stated at fair value at the date of acquisition. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of respective assets are expensed in the current period. Estimated useful lives for our assets are as follows:

         Leasehold improvements .........................  2 to 3 years
         Computer equipment .............................  3 to 7 years
         Furniture and fixtures ......................... 10 years
         Machinery and other equipment ..................  3 to 15 years
         Software .......................................  3 to 5 years

INTANGIBLE ASSETS

         Intangible assets consist of the intangibles recorded in the acquisitions discussed in Note 1 and include acquired technology, workforce, contracts in process and marketing agreements. The carrying amounts of the intangible assets are reviewed for impairment when events and circumstances indicate that the recorded costs may not be recoverable. If the review indicates that the undiscounted cash flows from operations of the related intangible assets over the remaining amortization period are expected to be less than the recorded amount of the intangible, our carrying value of the intangible asset would be reduced to its estimated fair value.

         We have allocated the value of acquired intangible assets to workforce, contracts in process and acquired technology. The value of the workforce was determined by reference to the cost of the workforce retained and is amortized on a straight-line basis over a period of three years. Contracts in process represent existing customers acquired. The value of the contracts in process was determined by reference to the recurring revenue generated from the existing customers and is amortized on a straight-line basis over a period of three to four years. We determined that the remaining value of intangible assets acquired related to acquired technology. Acquired technology also represents internally-developed software acquired and is amortized on a straight-line basis over a period of three to five years.

         Marketing agreements represent agreements with several bankers' banks to use their best efforts to promote and market our products and services to community financial institutions on an exclusive basis. Marketing agreements are amortized on a straight-line basis over a period of two years.

SOFTWARE DEVELOPMENT COSTS

         Research and development costs are expensed as incurred. Computer software development costs are charged to research and development expense until technological feasibility of the software is established, after which remaining significant software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Computer Software to Be Sold, Leased, or Otherwise Marketed." These costs are amortized on the straight-line basis over the estimated economic life of the software. Amortization of capitalized software development costs begins when products are made

                                  NETZEE, INC.

available for sale or when the related product is put into use. We make an ongoing assessment of recoverability of our capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value ("NRV") of the product. If the NRV is less than the amount capitalized, a write-down of the amount capitalized is recorded.

REVENUE RECOGNITION

         Our revenue historically resulted from (1) fees for software for Internet banking and telephone banking, (2) implementation of the Internet banking and telephone banking software, (3) sale of hardware, and (4) maintenance and support services for the Internet banking and telephone banking software. We historically charged a nonrefundable license, hardware, and implementation fee, with an annual maintenance fee, which is typically renewed every 12 months. The revenue from software license fees was recognized in accordance with SOP No. 97-2, "Software Revenue Recognition," in 1997, 1998 and 1999. We recognized the one-time nonrefundable software, hardware, and implementation fee upon completion of the implementation of software and hardware. The maintenance fee was recognized ratably over the term maintenance period, typically 12 months.

         Subsequent to June 30, 1999, we have entered into contracts pursuant to which we collect license and maintenance fees for services rendered, typically on a monthly basis. The revenue from these arrangements is recognized as the services are rendered. We also collect fees based on the number of end users which are recognized on a monthly basis.

         Our regulatory reporting and support application subscriptions are billed on a monthly, quarterly, or annual basis. These subscriptions are recognized ratably over the contract period, as services are provided.

DEFERRED REVENUE

         Deferred revenue represents accounts receivable and amounts collected prior to revenue recognition. The balance primarily consists of annual billings collected in advance and recognized ratably over the subsequent twelve months.

LONG-LIVED ASSETS

         We periodically review the values assigned to long-lived assets to determine whether any impairments have occurred. Management believes that the long-lived assets on the accompanying balance sheet are appropriately valued.

INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         In the event the future tax consequences of differences between the financial reporting bases and the tax bases of our assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax-planning strategies.

                                  NETZEE, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair values of financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair values of short-term and long-term debt amounts approximate carrying value and are based on their effective interest rates compared to current market rates.

COMPREHENSIVE LOSS

         Comprehensive loss for the years ended December 31, 1997 and 1998, for the period from January 1, 1999 to February 28, 1999 and for the period from March 1, 1999 to December 31, 1999 is the same as the net loss as presented in the accompanying statements of operations.

SEGMENT REPORTING

         We have adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," effective January 1, 1998. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information; based largely on how senior management generally analyzes the business operations. We currently operate in only one segment, and as such, no additional disclosure is required. Additionally, we did not have any operations or net assets or liabilities in foreign locations.

RECLASSICATIONS

         Certain prior year amounts have been reclassified to conform to current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The statement is not expected to have a significant impact on our financial statements.

         During December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), to establish guidelines for revenue recognition and enhance revenue recognition disclosure requirements. The Bulletin clarifies basic criteria for the culmination of the earnings process. SAB 101 is effective for the quarter ended June 30, 2000. We are currently assessing the implications of adopting SAB 101, as revenue for non-refundable, up-front fees associated with product implementation will be recognized over the term of the underlying contract, rather than upon the completion of product implementation. In the period of adoption, the cumulative impact will be reported as a change in accounting principles as dictated by SAB 101.

3. ACQUISITIONS

ACQUISITION OF THE REMOTE INTERNET AND TELEPHONE BANKING DIVISION OF SBS CORPORATION

         On August 6, 1999, Direct Access purchased the remote banking operations of SBS. The purchase price of SBS included 2,600,000 shares of our common stock at the estimated fair market value of $11.50 per share

                                  NETZEE, INC.

and $21,534,625 in cash. Only the remote Internet and telephone banking operations of SBS were retained by our company and the remaining operations were sold to InterCept for 450,000 shares of our common stock valued at $11.50 per share, for a total sales price of $5,175,000. No gain or loss was recorded on the transaction by our company, as the transaction was a related party transaction. The acquisition of SBS was accounted for as a purchase. The results of operations of SBS have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the net tangible assets acquired was allocated to the following intangible assets with the following amortization lives:

       Acquired technology ...............  $45,041,300    3 years
       Contracts in process ..............    1,340,000    4 years
       Workforce .........................      440,000    3 years

ACQUISITIONS OF THE INTERNET BANKING DIVISIONS OF TIB THE INDEPENDENT BANKERS BANK AND THE BANKERS BANK

On September 3, 1999, we purchased the Divisions. The acquisitions of the Divisions were accounted for as purchases. The purchase price of the Divisions included a total of 2,722,000 shares of our common stock valued at $11.50 per share, options to purchase a total of 55,000 shares of common stock at an exercise price of $5.00 per share granted to management and directors of the Divisions, and 76,000 shares of common stock sold to a third party for $100,000. The results of operations of the Divisions have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the tangible net assets was allocated to the following intangible assets with the following amortization lives:

      Acquired technology .......................  $28,353,000    3 years
      Marketing agreements ......................    3,056,000    2 years
      Workforce .................................      330,000    3 years
      Contracts in process ......................      150,000    3 years

ACQUISITION OF DYAD CORPORATION

On September 3, 1999, we purchased Dyad. The purchase price of Dyad included 618,137 shares of our common stock valued at $11.50 per share and approximately $900,000 in cash. We also assumed debt owed by Dyad of approximately $3,500,000. The acquisition of Dyad was accounted for as a purchase. The results of operations of Dyad have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the net tangible assets acquired totaled approximately $12,290,000 and was allocated to acquired technology with a three-year amortization life.

ACQUISITION OF CALL ME BILL, LLC

On September 3, 1999, we purchased Call Me Bill. The purchase price of Call Me Bill included cash of approximately $3,288,000 and approximately 31,000 shares of our common stock sold to former owners of Call Me Bill for $10.50 per share. These shares were valued at $11.50 per share. The acquisition of Call Me Bill was accounted for as a purchase. The results of operations of Call Me Bill have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the net tangible assets acquired totaled approximately $3,530,000 and was allocated to acquired technology with a three-year amortization life.

ACQUISITION OF DPSC SOFTWARE, INC.

On December 15, 1999, we purchased DPSC. The purchase price of DPSC included 525,000 shares of our common stock, 500,000 shares of preferred stock with a stated value of $13 per share, $18,500,000 in cash and the payment of other acquisition costs of approximately $1,000,000. The acquisition of DPSC was accounted for as a purchase. The results of operations of DPSC have been included in the consolidated

                                  NETZEE, INC.

financial statements from the date of acquisition. The excess of the purchase price over the net tangible assets acquired totaled $35,521,000 and was allocated to acquired technology with a three-year amortization life.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following unaudited pro forma consolidated financial information for the years ended December 31, 1998 and 1999 assume that the acquisitions discussed above occurred as of January 1, 1998.

                                                                        1998            1999
                                                                   ------------    ------------

      Total revenue ............................................   $  7,429,272    $  9,183,780
                                                                   ============    ============
      Loss before extraordinary loss ...........................    (51,898,855)    (49,213,173)
      Extraordinary loss .......................................              0      (4,518,760)
                                                                   ------------    ------------
      Net loss attributable to common shareholders .............   $(51,898,855)   $(53,749,933)
                                                                   ============    ============
      Basic and diluted loss per share before extraordinary loss   $      (2.55)   $      (2.42)
      Extraordinary loss per share .............................              0           (0.22)
                                                                   ------------    ------------
      Basic and diluted net loss per share .....................   $      (2.55)   $      (2.64)
                                                                   ============    ============

         The unaudited pro forma consolidated financial information does not purport to represent what our results of operations would have been had the acquisitions occurred as of such date, or what the results will be for any future period.

4. PROPERTY AND EQUIPMENT

         Property and equipment at December 31, 1998 and 1999 consisted of the following:

                                      Predecessor       Netzee
                                      -----------    -----------
                                          1998           1999
                                      -----------    -----------

      Leasehold improvements ......   $         0    $   739,241
      Computer equipment ..........             0      2,667,190
      Furniture and fixtures ......        20,000        155,733
      Machinery and other equipment             0      1,686,017
      Software ....................        50,871      1,831,667
                                      -----------    -----------
                                           70,871      7,079,848
      Less accumulated depreciation       (26,979)      (141,138)
                                      -----------    -----------
      Property and equipment, net .   $    43,892    $ 6,938,710
                                      ===========    ===========

5. INTANGIBLE ASSETS

         Intangible assets at December 31, 1998 and 1999 consisted of the following:

                                       Predecessor        Netzee
                                      -------------   -------------
                                           1998            1999
                                      -------------   -------------

      Workforce ...................   $           0   $     830,000
      Contracts in progress .......               0       1,880,000
      Marketing agreements ........               0       4,135,104
      Acquired technology .........               0     126,523,364
                                      -------------   -------------
                                                  0     133,368,468
      Less accumulated amortization               0     (12,756,780)
                                      -------------   -------------
      Intangible assets, net ......   $           0   $ 120,611,688
                                      =============   =============

                                  NETZEE, INC.

Intangible amortization expense for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to February 28, 1999 and the period from March 1, 1999 to December 31, 1999 was $0, $0, $0, and $12,763,016, respectively.

6. NOTE PAYABLE

         On October 18, 1999, we entered into a $1,345,000 term loan with a bank to secure the purchase of equipment. The loan bears interest at LIBOR plus 2% per annum and is due in 60 monthly installments starting November 1, 1999. The loan matures on October 1, 2004, and a balloon payment of approximately $936,300 is due at that time. The loan is secured by equipment and a personal guaranty by certain officers of our company. As of December 31, 1999, the outstanding loan balance was $1,319,135.

7. RELATED-PARTY TRANSACTIONS

         As discussed in Note 3, we completed several acquisitions in 1999. In some of these transactions, persons who were previously officers, directors or shareholders of the acquired companies became executive officers or one of our directors or beneficial owners of more than 5% of our common stock. Management believes that these transactions were made on terms no less favorable to us than could have been obtained with unaffiliated third parties on an arm's length basis.

         Our Chairman of the Board of Directors is the Chairman and Chief Executive Officer of InterCept, and one of our directors is the President, Chief Operating Officer and a director of InterCept. A non-employee director of our company is also a director of InterCept.

         Our Chief Executive Officer is a director of InterCept and is a partner at Nelson Mullins Riley & Scarborough, L.L.P. This firm provided legal services to us totaling approximately $98,000 during 1999.

         On July 1, 1999, certain officers and directors of our company entered into full-recourse promissory notes with our Predecessor as lender. We became the lender under these notes upon the merger of the Predecessor into Netzee. These notes totaled $3,110,000 and were given as consideration for the issuance of shares of our Predecessor's common stock to these individuals. Each of the notes bears interest at 7% per year and matures on June 30, 2002.

         On August 5, 1999, one of our officers entered into a full-recourse promissory note with our Predecessor as lender. We became the lender under this note upon the merger of the Predecessor into Netzee. The note totaled $93,300 and the proceeds were used to exercise options to purchase shares of our Predecessor's common stock. The loan bears interest at a rate of 7% and matures on August 4, 2002.

         In 1999, we leased our former headquarters in Atlanta, Georgia from The Bankers Bank. We paid a total of $32,400 to The Bankers Bank in 1999 under this lease.

         We shared some of our facilities with InterCept and received administrative support during 1999. We incurred expenses of approximately $124,000 related to these shared costs.

         In September 1999, we entered into a marketing agreement with InterCept under which our salespeople will sell InterCept products and services and InterCept salespeople will sell our products and services. Under this agreement, we pay a commission to InterCept for each sale of our products and services made by InterCept salespersons and for each referral to our sales force that results in a sale. InterCept correspondingly pays us for sales and referrals by our salespersons. We paid Intercept $188,000 in 1999 as a result of this agreement. Management believes that the transactions will be made on terms no less favorable than could be obtained from unaffiliated third parties on an arm's length basis.

                                  NETZEE, INC.

         Related-party loans from shareholders at December 31, 1998 and 1999 consisted of the following:


                                                                                Predecessor                     Netzee
                                                                                -----------                     ------
                                                                                   1998                          1999
                                                                                -----------                     ------
Loan from shareholders, interest payable monthly at 8.5%; the loan was
  repaid on March 9, 1999                                                        $ 77,500                        $    0
Loan from shareholders, noninterest-bearing note; the loan was repaid
  on January 8, 1999                                                                2,000                             0
Borrowings from InterCept, interest payable monthly at prime plus 2%
beginning May 1, 2000; principal payable in full on March 31, 2002;
the note is collateralized by substantially all of our assets                           0                    10,956,930
                                                                                ---------                   -----------
                                                                                   79,500                   $10,956,930
Less current maturities                                                           (79,500)                            0
                                                                                ---------                   -----------
                                                                                $       0                   $10,956,930
                                                                                =========                   ===========

         Prior to our initial public offering, InterCept loaned us money to fund the cash portions of the acquisitions discussed in Note 3 and to fund our operations. All pre-offering borrowings were paid o with proceeds from the offering. On December 15, 1999, we received a commitment for a $15 million line of credit from InterCept. Borrowings on this line will bear interest at a rate of prime plus 2%. As of December 31, 1999, we had borrowed approximately $11.0 million from InterCept on terms consistent with this commitment. During 1999, we incurred approximately $677,000 of interest expense associated with these borrowings. After December 31, 1999, we repaid a portion of these borrowings with cash on hand. See Note 16 for discussion of financing completed subsequent to year end.

8. EXTRAORDINARY ITEM

         On October 18, 1999, we entered into a $3,000,000 line of credit facility with a company, an affiliate of which was appointed as one of our directors. The line of credit facility bore interest at the prime rate. In conjunction with the line of credit facility, we issued warrants to purchase 461,876 shares of common stock at an exercise price of $3.25 per share. We recorded deferred financing costs for the difference between the fair value of common stock and the exercise price of the warrants. The deferred financing costs were to be recognized over the three-year term of the line of credit. The line of credit facility was terminated in December 1999 in connection with the receipt of a commitment from InterCept discussed above. The termination resulted in the recognition of an extraordinary non-cash loss of approximately $4,519,000 for the period from March 1, 1999 to December 31, 1999.

9. INCOME TAXES

         We have incurred net operating losses (""NOL'') since inception. As of December 31, 1998, the Predecessor had $350,000 in NOL carryforwards available to offset its future income tax liability. These NOL carryforwards will not be utilized as a result of InterCept's acquisition of the Predecessor and Netzee's subsequent formation. As of December 31, 1999, we had NOL carryforwards of approximately $2,960,000 available to offset our future income tax liability. The NOL carryforwards begin to expire in 2014. Due to the uncertainty of the realizability of the net operating losses, we have not reflected an income tax benefit in the accompanying statements of operations for any period presented and has recorded a valuation allowance equal to the net deferred tax assets at December 31, 1998 and 1999.

                                  NETZEE, INC.

The components of the deferred tax assets and liabilities are as follows as of December 31, 1998 and 1999:

                                                                                Predecessor       Netzee
                                                                                -----------     ----------
                                                                                   1998            1999
                                                                                -----------     ----------
Deferred tax assets:
Net operating loss carryforwards                                                  $ 133,191     $ 1,124,895
Deferred revenue                                                                     39,487       2,405,020
Accrued liabilities                                                                   6,506          68,780
Accounts receivable                                                                   3,800         108,965
Stock compensation                                                                        0       1,744,960
Intangibles                                                                               0         280,440
Total deferred tax assets                                                           182,984       5,733,060
Valuation allowance                                                                (182,984)     (5,733,060)
Net deferred tax assets                                                                 $ 0             $ 0

         The components of the income tax benefit for the years ended December 31, 1997, 1998 and the period from March 1, 1999 to December 31, 1999 are as follows:


                                                                                      Predecessor              Netzee
                                                                                ---------------------        -----------
                                                                                   1997        1998              1999
                                                                                ----------   ---------       -----------
Current benefit:
Federal                                                                         $        0   $       0       $(1,006,485)
State                                                                                    0           0          (117,226)
                                                                                ----------   ---------       ------------
                                                                                         0           0        (1,123,711)
                                                                                ----------   ---------       ------------
Deferred benefit:
Federal                                                                            (33,707)   (119,633)        (4,128,377)
State                                                                               (3,965)    (14,075)          (480,972)
                                                                                ----------    --------       ------------
                                                                                   (37,672)   (133,708)        (4,609,349)
                                                                                ----------    --------       ------------
Total benefit                                                                      (37,672)   (133,708)        (5,733,060)
Valuation allowance                                                                 37,672     133,708          5,733,060
                                                                                ----------    --------       ------------
Total                                                                           $        0    $      0       $          0
                                                                                ==========    ========       ============

         The following is a summary of the items which resulted in recorded income taxes that differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 1997, 1998 and 1999:

                                                                                     Predecessor             Netzee
                                                                                ---------------------     -----------
                                                                                1997            1998          1999
                                                                                ----            ----      -----------
Tax provision at federal statutory rate                                          34%             34%           34%
Tax provision at state statutory rate                                             4               4             4
Nondeductible amortization                                                        0               0           (17)
Effect of valuation allowance                                                   (38)            (38)          (21)
                                                                                ---             ---           ---
Income tax benefit                                                                0%              0%            0%
                                                                                ===             ===           ===


The income tax benefit for the period from January 1, 1999 to February 28, 1999 was not material.

10. PREFERRED STOCK

         In December 1999, we issued 500,000 shares of Series A 8% Convertible Preferred Stock ("Preferred Stock") with a stated value of $13 per share as part of our acquisition of DPSC. The Preferred Stock is

                                  NETZEE, INC.

convertible at the option of the shareholder, in whole or in part, into 411,067 shares of common stock. In addition, if the average closing stock price of our common stock equals or exceeds $26.00 per share for any four week period, we may redeem the Preferred Stock for cash or 411,067 shares of common stock upon at least 10 but not more than 90 days' written notice. If we elect to redeem the Preferred Stock in cash, the preferred shareholder has the option to receive payment in common stock by providing notice of such election within 5 days of the notice of redemption. Preferred Stock dividends are cumulative and are paid when declared by the Board of Directors at the rate of $1.04 per share. We have accrued $24,200 in Preferred Stock dividends for the period from March 1, 1999 to December 31, 1999.

11. STOCK OPTION PLAN

         During 1999, we adopted, and our shareholders approved, the 1999 Stock Option and Incentive Plan (the ""Plan''). Awards under the Plan are granted by the Board of Directors or by a committee composed of two members (the "Committee") of the Board of Directors. Awards issued under the Plan may include incentive stock options (""ISOs''), nonqualified stock options ("NQSs"), restricted stock, or stock appreciation rights. The Committee administers the Plan and generally has the discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQS.

         The board of directors has approved grants of options to purchase 40,000 shares to each of our directors, 10,000 of which vest immediately and the remainder which vest in equal portions over three years.

         The maximum number of shares of common stock that may be issued under the Plan as of January 1, 2000 is 4,816,768. The Plan provides that the number of shares of common stock available for issuance thereunder shall be automatically increased on January 1 of each year to an amount equal to 20% of the fully diluted shares of stock outstanding on December 31 of the previous year, provided that the shares available for issuance shall not be less than 3,500,000.

         The Plan will remain in effect until terminated by the Board of Directors. The Plan may generally be amended by the Board of Directors without the consent of our shareholders.

         A summary of stock options granted and related information as of December 31, 1999 is presented below:


                                                                                    Shares          Price Range
                                                                                -------------     ---------------
Outstanding at December 31, 1998                                                            0
Granted                                                                             2,815,500      $2.00 - $14.75
Exercised                                                                                   0
                                                                                -------------
Outstanding at December 31, 1999                                                    2,815,500      $2.00 - $14.75
                                                                                =============
Exercisable at December 31, 1999                                                      712,166      $2.00 - $14.00
                                                                                =============

         The following summarizes information about the stock options outstanding as of December 31, 1999:


                                       Options Outstanding                    Options Exercisable
                            ----------------------------------------    --------------------------------
                                             Weighted-
                               Number         Average    Weighted-          Number          Weighted-
                            Outstanding at   Remaining    Average       Exercisable at       Average
  Range of                   December 31,    Contractual  Exercise        December 31,       Exercise
Exercise Prices                  1999           Life       Price             1999              Price
----------------            --------------  ------------ -----------    --------------     -------------
$ 2.00 - $ 3.11                830,000       9.58 years    $ 2.68           318,000           $ 2.81
    $ 5.00                   1,021,000       9.69 years    $ 5.00           123,333           $ 5.00
$14.00 - $14.75                964,500       9.87 years    $14.12           270,833           $14.00
                             ---------                                      -------
                             2,815,500       9.72 years    $ 7.47           712,166           $ 7.45
                             =========                                      =======

                                  NETZEE, INC.

         During 1999, we issued 75,000 shares of restricted stock under the Plan. The restricted shares vest ratably over three years. The weighted average fair value of these shares at grant date was $15.00.

         During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to use the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income, and, if presented, earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

         We have elected to account for our stock-based compensation plan under APB Opinion No. 25. We have computed, for pro forma disclosure purposes, the value of all options for shares of our common stock granted in 1999 to our employees using the Black-Scholes option pricing model prescribed in SFAS No. 123 and the following weighted-average assumptions: risk-free interest rates of
5.80 to 6.17%, expected dividend yield of 0%, expected lives of four years, and expected volatility of 69%.

         The weighted average fair value of options for the stock granted to our employees in 1999 was $11.32 per share. The total value of the options for stock granted to these employees during 1999 was computed as approximately $21.0 million, which would be amortized on a pro forma basis over the three-year vesting period of the options. If we had accounted for the Plan in accordance with SFAS No. 123, our combined net income with our predecessor for the year ended December 31, 1999 would have been as follows:

                                                                        As Reported       Pro Forma
                                                                     ----------------   -------------
Net loss attributable to common shareholders for the year ended
  December 31, 1999                                                    $(26,954,876)     $(28,212,750)
Basic and diluted net loss per share for the year ended
  December 31, 1999                                                    $      (2.34)     $      (2.44)

12. BASIC AND DILUTED NET LOSS PER SHARE

         Basic and diluted net loss per share have been computed in accordance with SFAS No. 128, "Earnings per Share," using net loss divided by the weighted average number of shares of common stock outstanding for the period presented. Potentially dilutive options to purchase 2,815,500 shares of common stock with a weighted average exercise price of $7.44 per share outstanding at December 31, 1999, 411,067 common shares issuable upon conversion of the preferred stock and 461,876 outstanding warrants to purchase common stock were excluded from the presentation of diluted net loss per share, as they are antidilutive due to the net loss. There were no potentially dilutive securities outstanding for the years ended December 31, 1997 and 1998.

13. EMPLOYEE BENEFITS

         In 1999, we established a defined contribution 401(k) savings plan, which covers substantially all employees, subject to certain minimum age and service requirements. Contributions to this plan are voluntary; however, we match 100% of the first 6% of an employee's contribution.

                                  NETZEE, INC.

14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                                          Predecessor                          Netzee
                                                              -----------------------------------------     -------------
                                                                                              For the          For the
                                                                                            Period From      Period From
                                                              For the Year    For the Year   January 1,        March 1,
                                                                 Ended           Ended        1999 to          1999 to
                                                              December 31,    December 31,  February 28,     December 31,
                                                                  1997           1998          1999              1999
                                                              ------------    ------------  ------------     ------------
Cash paid for interest                                             $0            $14,034       $2,971        $   740,638
Supplemental disclosure of non-cash investing and
  financing activities:
  Stock issued for acquisitions                                     0                  0            0         71,557,450
  Warrants issued for the purchase of common stock                  0                  0            0          4,618,760
  Stock issued for notes receivable                                 0                  0            0          3,110,000
  Purchase of property and equipment with note
    payable                                                         0                  0            0          1,345,000
  Stock issued as deferred compensation                             0                  0            0          1,125,000
  Stock issued in connection with marketing
    agreements, net of cash paid                                    0                  0            0          1,079,096
  Capital contribution for property and equipment
    from shareholder                                                0                  0            0            750,000
  Exercise of stock options for note receivable                     0                  0            0             93,300


15. COMMITMENTS AND CONTINGENCIES

         We lease various equipment and facilities under operating lease agreements. Future minimum annual obligations under these leases as of December 31, 1999 are as follows:

2000                 $  617,314
2001                    638,283
2002                    462,714
2003                    173,240
2004                    173,725
Thereafter              188,890
Total                $2,254,166

         Rent expense for the years ended December 31, 1997 and 1998, the period from January 1, 1999 and February 28, 1999 and the period from March 1, 1999 to December 31, 1999 was $20,241, $53,604, $8,934 and $138,874, respectively.

Litigation

         We are party to various claims and legal proceedings that arise in the normal course of business. Management, on the advice of legal counsel, does not believe that a negative outcome of any known pending litigation would have a material adverse effect on us or our financial position and results of operations.

16. SUBSEQUENT EVENTS
Acquisition of Digital Visions, Inc.

         On March 7, 2000, we acquired certain assets and assumed certain liabilities of Digital Visions, Inc. ("DVI"), for a purchase price of 838,475 shares of our common stock, options to purchase 70,419 shares of common stock that were received in exchange for the cancellation of options to purchase DVI common stock,

                                  NETZEE, INC.

the assumption of approximately $3,300,000 in outstanding debt, and the assumption of operating liabilities and payment of other acquisition costs of approximately $1,200,000. A portion of the shares of common stock issued in this transaction was placed in escrow for indemnification and other purposes. DVI also has the right to receive up to 628,272 additional shares of our common stock if certain revenue targets are met in fiscal years 2000 and 2001.

Exercise of Warrants to Purchase Common Stock

         On March 2, 2000, warrants to purchase 461,876 shares of common stock were exercised. Proceeds from the exercise of the warrants totaled approximately $1.5 million.

Promissory Note to Intercept

         On March 24, 2000, pending finalization of the line of credit discussed in Note 7, we issued a promissory note to InterCept in the principal amount of approximately $7.8 million, which reflects the amount borrowed under terms consistent with the commitments as of that date. This note bears interest at a rate of prime plus 2% and is secured by substantially all of our assets. Accrued interest is payable monthly beginning May 1, 2000.